Exhibit 10.79
FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into and effective as of [___________] (the “Effective Date”) by and between Compass Minerals International, Inc., a Delaware corporation (the “Company”), and [ ] (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

[WHEREAS, the Company and the Executive previously entered into that certain Change in Control Severance Agreement, dated as of [__] (the “Prior Agreement”); and]1

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to further secure Executive’s continued services and to further ensure Executive’s continued dedication to Executive’s duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company[; and

WHEREAS, the Company and the Executive desire to enter into this Agreement which will supersede the Prior Agreement in its entirety]2.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.Definitions. As used in this Agreement, the following terms have the following meanings [(capitalized terms not defined herein shall have the meanings ascribed to them in that certain employment agreement between the parties, dated [______] (the “Employment Agreement”))]3:

(a)“Actual Bonus” means the higher of Executive’s average annual incentive bonuses during (i) the last 3 completed fiscal years before the Date of Termination and (ii) the last 3 completed fiscal years as of the date of the Change in Control, in each case annualized in the event Executive was not employed by Company (or its Subsidiaries) for the whole of any such fiscal year.
1 Language to be included for executives party to an existing change in control severance agreement.
2 Language to be included for executives party to an existing change in control severance agreement.
3 To be included in CEO Agreement.

Exhibit 10.79
(b)“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” or functional equivalent of the surviving entity.

(c)“Bonus Amount” means the higher of (i) Executive’s Actual Bonus and (ii) Executive’s Target Bonus.

(d)“Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) fraud, embezzlement, theft, or material dishonesty against the Company or any Subsidiary, or (iv) willful failure to attempt to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board. For purposes of this paragraph (b), “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its Subsidiaries. Any action/inaction, based upon authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company must notify Executive of an event constituting Cause, in accordance with Section 10, within 90 days following the Company’s knowledge of its existence [and provide him with the reasonable opportunity to be heard before the Board (with Executive’s counsel present)]4 and provide Executive with 10 days to cure such condition (if curable), or such event shall not constitute Cause under this Agreement. [Any determination as to whether or not Cause exists for termination of Executive’s employment shall be made on the Company’s behalf by the Board.]5

(e)“Change in Control” means the occurrence of any one of the following events:

(i)a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d‑3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed
4 To be included in CEO Agreement
5 To be included in CEO Agreement

Exhibit 10.79
by a majority of the members of the Board before the date of the appointment or election; or

(iii)the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of the Company’s assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(x)that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(y)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction.

(f)“Date of Termination” means (i) the effective date of the termination of Executive’s employment or (ii) the date of Executive’s death if Executive is employed as of such date.

(g)“Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events within 2 years after a Change in Control:

(i)a material adverse change in Executive’s title, duties or responsibilities as of immediately prior to the Change in Control (or as the same may be increased from time to time thereafter), [which, for the avoidance of doubt, shall include, without limitation, (A) Executive keeping the same title, duties and responsibilities, but at an entity that is not the ultimate parent entity in the post-Change in Control corporate structure or (B) the consummation of any transaction following which the Company is no longer a publicly-traded entity]6;
6 NTD: Include only for Section 16 executive officers.

Exhibit 10.79

(ii)any (A) reduction in Executive’s (1) annual base salary, (2) target short-term annual incentives, or (3) target long-term incentives, in each case in effect as of immediately prior to the Change in Control (or as the same may be increased from time to time thereafter), or (B) substitution or replacement of Executive’s long-term incentives in effect as of immediately prior to the Change in Control with new long-term incentives having liquidity constraints that are materially greater than the liquidity constraints on Executive’s long-term incentives in effect as of immediately prior to the Change in Control (including, without limitation, long-term incentives consisting of or relating to securities that are not readily tradeable on one or more national securities exchanges (within the meaning of the Exchange Act) or with respect to which Executive does not have a put right for fair market value as determined by an independent third party reasonably acceptable to the Company and the Executive);

(iii)Company’s [(A)]7 relocation of Executive’s primary office location more than 50 miles from Executive’s primary office location as of immediately prior to the Change in Control [or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately prior to such Change in Control]8; or

(iv)any material breach by the Company or one of its Subsidiaries of this Agreement or any material compensation agreement between the Company and Executive.

To terminate employment with Good Reason, (A), Executive must provide written notice to the Company, in accordance with Section 10, within 90 days following Executive’s knowledge of an event constituting Good Reason, (B) Company must fail to cure such event within 30 days following receipt of such notice and (C) Executive must terminate employment within 90 days of Company’s failure to cure such event.

(h)“Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by the Company other than for Cause or (ii) by Executive with Good Reason.

(i)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

(j)“Target Bonus” means the higher of (i) Executive’s target bonus for the fiscal year in which the Date of Termination occurs and (ii) Executive’s target bonus for
7 To be included in CEO Agreement
8 To be included in CEO Agreement

Exhibit 10.79
the fiscal year in which the Change in Control occurs, in each case expressed in dollars.

(k)“Termination Period” means the period beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; and (ii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs within 60 days of Executive’s separation from service, then, for purposes of this Agreement, the date immediately before the date of such termination or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits under Section 3, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 3, the date Executive’s employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

2.Term of Agreement. This Agreement shall be effective on the Effective Date and shall continue until December 31, 2027. On January 1, 2028, and on each January 1 thereafter, the term of this Agreement shall automatically renew for successive one-year periods unless either party gives written notice thereof at least 18 months before the date such extension would be effective. This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment before a Change in Control other than as provided in Section 1(h).

3.Payments Upon Termination of Employment.

(a)Qualifying Termination. In the event of a Qualifying Termination, the Company shall provide Executive the payments and benefits set forth in paragraphs (b) and (c) of this Section, subject to paragraph (d) of this Section.

(b)Qualifying Termination ‑ Cash Payments. Within 15 days of a Qualifying Termination, the Company shall make a lump sum cash payment to Executive of the following:

(i)an amount equal to Executive’s base salary due, pro‑rata Bonus Amount (based upon number of days employed in the applicable bonus year through the Qualifying Termination), accrued vacation and unreimbursed expenses properly incurred through the Date of Termination;

Exhibit 10.79
(ii)an amount equal to [2.5]9 [2]10 times the sum of (A) Executive’s highest annual rate of base salary in effect as of immediately prior to the Change in Control (or as the same may be increased from time to time thereafter), plus (B) Executive’s Bonus Amount; and

(iii)an amount equal to 1 times the amount of the aggregate premium cost to cover the existing coverage for the Executive and his or her eligible dependents, if any, for 24 months under the Company’s health, vision and dental plans in effect as of immediately prior to the Change in Control (or as the same may be increased from time to time thereafter); provided that such amount will include the aggregate premium cost to cover the Executive’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Qualifying Termination.

(c)Equity Awards.

(i)Notwithstanding anything to the contrary in any applicable equity award agreement between Executive and the Company or one of its affiliates and regardless of whether a Qualifying Termination has occurred, effective as of the date of a Change in Control, each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by Executive shall automatically become 100% vested at the higher of target or actual performance through the date of the Change in Control and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse.

(ii)Notwithstanding anything to the contrary in any applicable equity award agreement entered into on or following a Change in Control between Executive and the Company or one of its affiliates or successors, effective as of the date of a Qualifying Termination, each outstanding and unvested equity or equity-based award granted to Executive by the Company or one of its affiliates or successors and then held by Executive shall automatically become vested in pro-rata portion of the award based on the number of days following the vesting commencement date of such award at the higher of target or actual performance through the date of such Qualifying Termination and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse.

(d)Conditions. To be eligible for any payments and benefits provided by paragraphs (b) or (c)(ii) of this Section, Executive must execute and deliver to Company a final and complete release in the form attached hereto as Exhibit A.

4.Withholding Taxes. The Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.
9 To be included in CEO Agreement
10 To be included in non-CEO Agreements

Exhibit 10.79

5.Resolution of Disputes; Reimbursement of Legal Fees.

(a)Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

(b)If Executive prevails on any material issue in any contest or dispute under this Agreement involving termination of Executive’s employment with the Company or involving Company’s refusal to perform fully in accordance with the terms hereof, then the Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute. Such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

6.Restrictive Covenants. Executive hereby agrees to (or, if previously executed by Executive, acknowledges and affirms) the terms of the Company’s Restrictive Covenant Agreement attached hereto as Exhibit B, which Restrictive Covenant Agreement Executive also hereby agrees to execute if Executive has not previously so executed such Restrictive Covenant Agreement. Executive also hereby agrees to the terms of the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C.

7.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and, if Executive’s employment with the Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

8.Successors; Binding Agreement.

(a)This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case such surviving entity shall be treated as the Company hereunder).

(b)In connection with any business combination, the Company will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of the Company hereunder.

(c)This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to

Exhibit 10.79
such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

(d)Executive may not assign this Agreement. The Company may assign this Agreement in its discretion to any parent/subsidiary company or successor in interest to the business, or part thereof, of the Company.

9.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given at the earlier of actual delivery or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive: [ ]
[At the most recent address on file with the Company]

If to the Company: Compass Minerals International, Inc.
9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attention: Chief Legal and Administrative Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(a)A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice. The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

10.Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under [the Employment Agreement and]11 any other severance or employment agreement between Executive and the Company and any severance plan of the Company. The Company’s obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 3(d), such amounts shall not be reduced whether or not Executive obtains other employment.
11 To be included in CEO Agreement

Exhibit 10.79

11.Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 4, 5, 8, 10, 12, 15 and 16 shall survive the termination of this Agreement.

12.Governing Law; Validity. The interpretation, construction, and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

13.Counterparts; Entireties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties with respect to such matters [(including, without limitation, the Prior Agreement, which will be superseded in its entirety by this Agreement as of the Effective Date)[ and the Employment Agreement]12,13. This is not an employment agreement. [Executive’s employment with Company is and shall be at will for all purposes.]14

14.Miscellaneous. For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company.

15.Compliance with Section 409A. To the extent applicable, this Agreement shall be interpreted, construed, and administered in conformity with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and the regulations and other guidance issued thereunder, including the applicable exemptions. In the event
12 To be included in CEO Agreement
13 Language to be included for executives party to an existing change in control severance agreement.
14 To be included in non-CEO Agreements

Exhibit 10.79
that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death). Payments to which a specified employee would otherwise be entitled during the first six months following the Date of Termination shall be accumulated and paid on the first date of the seventh month following the Date of Termination. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 4(e) of this Agreement within the release consideration period or revokes the release before it becomes effective, Executive shall forfeit any right to the payment, and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder. Finally, any installment payments under this Agreement shall be treated as a separate payment for purposes of Section 409A. In the event that the parties reasonably agree that this Agreement or the payments under this Agreement do not comply with Section 409A, the parties shall cooperate to modify this Agreement to comply with Section 409A while endeavoring to maintain its economic intent.

16.Section 280G.

(a)Notwithstanding anything herein or in the Employment Agreement to the contrary, in the event that the Company’s then current independent registered public accounting firm or another accounting, consulting or similar firm with national expertise related Section 280G of the Code selected by the Company, subject to Executive’s approval (the “Accounting Firm”), shall determine that any payment or distribution of any type to or for the Executive’s benefit made by the Company, by any of its Subsidiaries, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Employment Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of

Exhibit 10.79
such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in the Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than the Executive would receive, on a similar after tax basis, if the Executive received all of the Total Payments. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive may elect, at his option, to retain all of the Total Payments. Prior to any such reduction of the Total Payments, the Company shall cooperate with Executive in good faith to defer or reduce compensation as needed to reduce or eliminate the Total Payments that would otherwise be subject to the Exercise Tax. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 17(a) shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Executive’s Date of Termination or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

(b)The Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by

Exhibit 10.79
the Executive (including the Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

(c)If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 17, the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 17, provided, however, that in no event shall such a correction be made if doing so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.
COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:
Title:

Name:

Exhibit A

Final Release and Waiver of Claims
This FINAL RELEASE AND WAIVER OF CLAIMS (this “Agreement”) is by and between Compass Minerals International, Inc. (the “Company”) and [ ˜ ] (“You” or “Your”) (collectively, the “Parties”).

WHEREAS, You previously entered into that certain Change in Control Severance Agreement dated [ ˜ ], by and between You and the Company (the “Change in Control Agreement”) [and that certain Employment Agreement dated [ ˜ ], by and between You and the Company (the “Employment Agreement”)]15.

NOW, THEREFORE, the Parties agree as follows:

1.Separation Date and Company Consideration. You acknowledge and agree that Your separation from the Company was effective as of [ , 20XX] (“Separation Date”) and that You have resigned from all of Your director, officer and other positions with the Company and all of its affiliates, effective as of the Separation Date. You acknowledge and agree that the payments and benefits that you are entitled to receive in connection with the termination of your employment pursuant to Section 3 of the Change in Control Agreement are being provided in exchange for the consideration You are providing under this Agreement and will only be payable to You if you execute this Agreement on or following the Separation Date, and this Agreement becomes effective and You do not revoke it.

2.Your Consideration and Release. In exchange for the consideration the Company is providing under the Change in Control Agreement, You agree as follows:

a.You release and waive, to the maximum extent permitted by law, and without exception, any and all known, unknown, suspected, or unsuspected claims, demands, or causes of action (collectively, “claims”) that as of the date of execution of this Agreement You have or could have against the Company, as well as its past, present and future parents, subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; in their capacities as such, the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively, “Affiliates”). Except as otherwise specifically set forth herein, You hereby agree to release and waive the following claims:

(1)claims related to Your employment and the conclusion of Your employment with the Company or its Affiliates.

(2)claims under any federal, state, or local constitution, statute, regulation, ordinance, or other legislative or administrative enactment (as amended), including but not limited to:

•The Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981–1988, the Civil Rights Act of 1991, the Equal Pay Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Rehabilitation Act, and the Genetic Information Nondiscrimination Act.

•the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan).

•the Family and Medical Leave Act.

•the Fair Labor Standards Act.

15 Include if Executive has an employment agreement.
1

•the Sarbanes-Oxley Act.

•the Occupational Safety and Health Act.

•the Immigration Reform and Control Act.

•the Worker Adjustment and Retraining Notification Act.

•the Fair Credit Reporting Act.

•the Consolidated Omnibus Budget Reconciliation Act (COBRA).

•the National Labor Relations Act.

•the Kansas Act Against Discrimination.

•the Kansas Age Discrimination in Employment Act.

•the Kansas Service Letter Statute.

•the Kansas Workers’ Compensation Act.

•Kansas state wage payment and work hour laws.

(3)claims for, based on, or related to discrimination, harassment, or retaliation; retaliation for exercising any right or participating or engaging in any protected activity; fraud or misrepresentation; violation of any public policy; workers’ compensation; the payment of compensation, benefits, sick leave, paid time off, or vacation; any bonus, health, stock option, retirement, or benefit plan; tort; contract; and common law.

(4)claims to recover costs, fees, or other expenses, including attorneys’ fees, incurred in any matter.

b.Notwithstanding Section 2(a), You are not releasing any claims that You cannot release or waive by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, any appropriate federal, state or local government agency. Further, nothing in this Agreement should be construed to prohibit You from such filings or participation. You are, however, releasing and waiving Your right, and the right of anyone claiming on Your behalf, to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”) or Department of Labor (“DOL”)) pursue any claims on Your behalf. Notwithstanding this Note 1, nothing contained in this Agreement shall impede Your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards. You are also not releasing any claims with respect to (1) indemnification or coverage under directors’ and officers’ liability insurance policies with respect to Your actions or inactions during Your employment with the Company; (2) Your rights to vested and accrued benefits under the employee benefit plans of the Company; (3) Your rights as a stockholder or equity award holder of the Company; (4) any claims You have under the Change in Control Agreement [or the Employment Agreement]16; (5) Your rights to unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law or workers compensation benefits; and (6) Your rights to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.
16 Include if Executive has an employment agreement.
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c.Nothing in this Section 2 is intended to limit or restrict (1) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, or (2) Your right to enforce this Agreement or the severance provisions and other surviving provisions of the Change in Control Agreement.

d.You agree that You will not, on Your own behalf or on behalf of any other person, file or initiate any civil complaint or suit against the Company or its Affiliates in any forum for any claims waived or released by this Agreement.

(3)Company Consideration and Release

a.Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to the Company pursuant hereto, including Your release in Section 2, the Company and its subsidiaries and affiliates (all referred to as the “Company Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves You and each and all of You respective former, current and future legal predecessors, successors, and assigns (collectively, the “Employee Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies, and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Company Releasors have ever had, may now have, or may later assert against the Employee Releasees whether or not arising out of or related to Your employment with Company or the termination of Your employment by the Company and that are based on facts known by the Company’s Board of Directors as of the date hereof (hereinafter referred to as “Company’s Released Claims”), from the beginning of time up to and including the Effective Date, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (1) contract, (2) any common law (including but not limited to any tort claims), or (3) any federal, state, or local statutory law; provided, however, that the Company’s release does not waive, release, or otherwise discharge any claim or cause of action that cannot legally be waived.

b.The Company agrees that it will not, on its behalf or on behalf of any other person, file or initiate any civil complaint or suit against any Employee Releasees in any forum for any claims waived or released by this Agreement.

c.Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the Parties operates as a complete bar and defense against any and all of the Company’s Released Claims.

4.Business Records and Your Continuing Obligations. You represent that You have returned to the Company any and all property belonging to the Company, including but not limited to business records and documents relating to any activity of the Company or its Affiliates, files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not and whether in written or electronic form. Notwithstanding the foregoing, You may retain your contacts, calendars and personal correspondence and any other information reasonably needed for Your personal tax return preparation

5.Confidentiality and Restrictive Covenant Agreements.

a.You understand that You remain bound by that certain Restrictive Covenant Agreement dated [ ˜ ] by and between You and the Company (the “Restrictive Covenant Agreement”) and that certain Non-Competition and Non-Solicitation Agreement attached as Exhibit C to the Change in Control Agreement (the “Non-Competition and Non-Solicitation Agreement” and, together with the Restrictive Covenant Agreement, the “Restrictive Covenants”), and any other confidentiality, non-competition or non-solicitation agreements You signed during Your employment with the Company. You acknowledge and agree that Your eligibility for the payments and benefits under
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the Change in Control Agreement is contingent on Your compliance in all material respects with the Restrictive Covenants.

b.You further understand and agree that the circumstances and/or discussions leading to your separation from the Company are confidential and that you will not disclose such circumstances and discussions to any third-party, other than to Your immediate family members, attorneys, or accountants (provided that any such party to whom you disclose such information makes a promise, for the benefit of the Company, to keep such information confidential). Nothing in this Agreement shall preclude You from disclosing such information to any governmental taxing authorities or as otherwise required by law. Except as otherwise required by law or regulation (including filings), the Company shall not disclose the circumstances and discussions relating to Your separation other than to its attorneys or accountants.

c.Notwithstanding any other provision of this Agreement, or any other agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in a court proceeding so long as You (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

6.Your Further Agreements and Acknowledgments. You further agree or acknowledge:

a.You have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner You clearly understand.

b.You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and have not been coerced, threatened, or intimidated into signing this Agreement.

c.You have 21 days from the Separation Date to consider this Agreement (although You may sign it at any time after the Separation Date, if You wish, in the exercise of Your sole discretion). You may accept this Agreement by signing and returning the signed copy so that it is received by the Company (c/o Chief Legal Officer at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 21-day period after the Separation Date.

d.that further revisions or changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

e.the Company advises You to consult with independent legal counsel regarding this Agreement.

f.the Company advises You to consult with an independent financial advisor regarding the tax treatment of any payments or benefits under this Agreement.

g.You may revoke this Agreement within 7 calendar days after You sign it by providing written revocation, during that time, to the Company (c/o Chief Legal Officer at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail [(legal@compassminerals.com)] within the 7-day revocation period.

h.this Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (the “Effective Date”).

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i.You agree that You are not entitled for any reason, or under any other agreement with the Company or its Affiliates (other than equity award agreements or employee benefit plans)[, including, without limitation, the Employment Agreement]17, to receive any consideration other than, or in addition to, that which You are receiving under the Change in Control Agreement.

j.neither the Company nor its Affiliates has made any representations or warranties to You regarding this Agreement, including the tax treatment of any payments or benefits under this Agreement, and neither the Company nor its Affiliates shall be liable for any taxes, interest, penalties, or other amounts owed by You.

k.You hereby represent to the Company that You are not a Medicare beneficiary, and no conditional payments have been made by Medicare to or on behalf of You, as of the date You executed this Agreement. You agree to indemnify, defend, and hold harmless the Company and its Affiliates from any Medicare-related claims, including but not limited to any liens, conditional payments, rights to payment, multiple damages, or attorneys’ fees.

7.The Parties’ Additional Agreements and Acknowledgements. The Parties further agree and acknowledge:

a.neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company’s Affiliates, the existence of which liability the Parties expressly deny.

b.except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c.this Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement, and a signed copy of this Agreement delivered by facsimile, pdf, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original.

e.neither of the Parties is relying on any representation not contained herein; the Parties shall be considered joint authors in the event of any dispute concerning this Agreement, and no provision shall be interpreted against any of the Parties because of alleged authorship; this Agreement shall not be strictly construed by or against You, the Company, or any of the Company’s Affiliates; and the Parties’ intent is that this Agreement shall be interpreted as reasonable and so as to enforce the Parties’ intent and to preserve this Agreement’s purpose.

f.this Agreement is binding on, and inures to the benefit of, the Company’s successors and assigns and Your heirs, agents, executors, successors and assigns.

g.that the Company may assign this Agreement to successors to its business.

[The remainder of this page is intentionally blank]

17 Include if Executive has an employment agreement.
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SIGNATURE PAGE

I have fully and carefully read and considered this Agreement and acknowledge that I understand it. I am signing this Agreement voluntarily with full knowledge I am waiving my legal rights and that I will be bound by all agreements, representations, and acknowledgements set forth herein:

Date: ______________
[ ˜ ]

COMPASS MINERALS INTERNATIONAL, INC.

Date: ______________	By:
Name:
Title:

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Exhibit B

Restrictive Covenant Agreement

[attached]

Exhibit C

Non-Competition and Non-Solicitation Agreement

In exchange for the consideration the Company is providing under the Change in Control Severance Agreement to which this Exhibit C is attached (the “Agreement”), Executive hereby agrees as follows:

1.Executive acknowledges the Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among the Company’s most important assets. Executive further acknowledges that, during Executive’s employment with the Company, Executive had access to such information/relationships and was responsible for developing and maintaining such information/relationships. Executive acknowledges that, for purposes of this Exhibit C, the Company’s “Business” shall at all times mean the mining, production, and distribution of salt and magnesium chloride.

2.Executive agrees that, for a period of two years following the Date of Termination, Executive will not directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce anyone employed by the Company to terminate employment with, or otherwise cease a relationship with, the Company. Executive further agrees that Executive shall not hire/otherwise engage/supervise any individual described in this paragraph. This paragraph shall not prohibit Executive from providing references for any employee of the Company or from making solicitations for employees through a general advertisement not directed specifically at employees of the Company.

3.Executive agrees that, for a period of two years following the Date of Termination, Executive will not directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, accounts, distributors, suppliers, vendors or business partners or demonstrably (based upon material activities by the Company) prospective clients, customers, accounts, distributors, suppliers, vendors, or business partners of the Company, in each case within Illinois, Kansas, Louisiana, Minnesota, New York, Utah, Canada, and the United Kingdom (collectively, the “Territory”). Executive further agrees Executive will not, for the period specified in this paragraph, do business in any way with respect to competitive activities with any entity covered by this paragraph within the Territory.

4.Executive agrees that, for a period of two years after termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly compete with the Company or the Company’s Business within the Territory, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other similar service capacity. Nothing in this paragraph shall prohibit Executive from being a passive owner of less than 5% of the outstanding equity of any entity. In addition, nothing herein or otherwise shall prevent or prohibit Executive from having an equity interest in, or providing services to, (a) a private equity or hedge fund that has investments in the Business, (b) a subsidiary, division or affiliate of an entity
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engaged in the Business as long as such subsidiary, division or affiliate does not engage in competition with the Company in a manner prohibited hereunder for Executive to be employed by it if it were a stand-alone company or (c) a company that engages in the Business, but derives less than 5% of such company’s annual gross revenue from the Business; provided that, in each of clauses (a), (b), or (c), Executive does not provide services, directly to the Business. [Notwithstanding anything in this Exhibit C to the contrary, this Exhibit C shall not be construed in any way to limit or restrict Executive’s right to practice law in any jurisdiction, including, without limitation, practicing law as in-house legal counsel so long as, in such a position, Executive does not utilize proprietary of confidential Company information or act in an executive, operational, business development or other function in violation of any restrictive covenant between Executive and the Company.]18 The restriction on competition in this Section 4 extends to all geographic areas within the Territory.

5.Executive will refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company (and any successor thereto). The Company (and any successor thereto), and its officers, directors and affiliates (and the officers, directors or other affiliates of any Company successor) will refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Executive.

6.The parties specifically acknowledge and agree that, in interpreting/enforcing this Exhibit C, a court should honor the parties’ intent to the maximum extent possible. As such, Executive specifically acknowledges and agrees (a) the restrictions in this paragraph Exhibit C are necessary for the protection of the legitimate business interests, goodwill, and confidential/trade secret information of the Company and its Business; (b) the duration and scope of the restrictions in this Exhibit C are reasonable as written; and (c) if a court of competent jurisdiction determines the restrictions in this Exhibit C are overbroad, then such court should modify those restrictions so as to be enforceable rather than void the restrictions regardless of any law or authority to the contrary, it being the parties’ intent in this Exhibit C to restrain unfair competition. Executive further specifically acknowledges and agrees any breach of this Exhibit C will cause the Company substantial and irreparable harm and, therefore, in addition to such other remedies that may be available, including the recovery of damages from Executive, the Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Exhibit C.

7.For purposes of this Exhibit C, the “Company” shall include the Company, any parent companies, successor companies, direct and indirect subsidiaries, and other affiliated companies and assigns of the Company.

8.Executive acknowledges and agrees that Executive’s eligibility for the payments and benefits under the Agreement is contingent on Executive’s compliance in all material respects with this Exhibit C.

18 Language to be used only for in-house legal counsel, including Chief Legal and Administrative Officer.
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9.Executive acknowledges and agrees that Executive remains bound by the Restrictive Covenant Agreement and any other confidentiality, non-competition or non-solicitation agreements Executive signed during Executive’s employment with the Company; however, to the extent there is any conflict between the Restrictive Covenant Agreement or any other confidentiality, non-competition or non-solicitation agreements Executive signed during Executive’s employment with the Company and this Non-Competition and Non-Solicitation Agreement, this Non-Competition and Non-Solicitation Agreement shall control.

ACKNOWLEDGED AND AGREED

___________________________
Name:

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